FREE WRITING PROSPECTUS Dated October 26, 2021	Filed Pursuant to Rule 433 Registration No. 333-228112 Registration No. 333-228112-12

** Full Pxing Details **

Joint Leads: Wells Fargo (str), BofA, J.P. Morgan, TD

Co-Managers Barclays, PNC, Regions, Truist

CLS	$AMT(MM)	WAL	S&P/FITCH*	P.WIN	L.FIN	BNCH	SPREAD	CPN%	YLD%	$PRICE
A-1	200.000	0.23	A-1+/F1+	1-5	11/22	IntL	- 1	.11772%	.11772%	$100.00000
A-2	387.400	1.05	AAA/AAA	5-20	12/24	EDSF	+ 6.35%		.358%	$ 99.99190
A-3	387.400	2.45	AAA/AAA	20-40	10/26	IntS	+ 6.81%		.817%	$ 99.98638
A-4	121.600	3.68	AAA/AAA	40-45	11/27	IntS	+ 5	1.10%	1.112%	$ 99.96598
B	34.530	3.78	AA/AA	45-45	11/27	IntS	+ 45	1.52%	1.533%	$ 99.97010
C	17.270	3.78	A/A	45-45	06/28	IntS	+ 65	1.72%	1.733%	$ 99.97514

* Minimum required ratings

Transaction Details:

* Ticker	:	WOART 2021-D
* Offered Size	:	$1,148.2mm
* Registration	:	Public/SEC Registered
* Pricing speed	:	1.30% ABS to Call
* Expected Ratings	:	S&P, Fitch
* ERISA Eligible	:	Yes
* EU RR Eligible	:	No
* Min denoms	:	$1k x $1k
* Expected Settlement	:	November 3, 2021
* First Payment Date	:	December 15, 2021
* Pricing	:	PRICED
* Bill and Deliver	:	Wells Fargo

Available Information:

* Preliminary Prospectus (Attached)
* Roadshow	:	URL: https://dealroadshow.com
Passcode	:	WOART21D
* Direct Link	:	https://dealroadshow.com/e/WOART21D

* Intex CDI File (Attached)
Intex Dealname	:	wswoart2021d
Password	:	JJ3J

--Company is available for conference calls upon request--

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package.